Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT HOLDINGS, INC. PREVIEWS

SECOND QUARTER 2024 PRELIMINARY RESULTS AND

ANNOUNCES SECOND QUARTER 2024 EARNINGS WEBCAST

LEAWOOD, KANSAS – July 24, 2024: AMC Entertainment Holdings, Inc. (NYSE: AMC) (the “Company,” or “AMC”), today released preliminary results for the second quarter ended June 30, 2024. The preliminary results are unaudited, subject to completion of the Company’s financial reporting processes, based on information known by management as of the date of this press release and do not represent a comprehensive statement of our financial results for the quarter ended June 30, 2024. AMC expects:

•	Total revenues for the quarter ended June 30, 2024, to be approximately $1,030.6 million compared to $1,347.9 million for the quarter ended June 30, 2023.

•	Net loss for the quarter ended June 30, 2024, to be approximately $32.8 million, compared to net earnings of $8.6 million for the quarter ended June 30, 2023.

•	Diluted loss per share for the quarter ended June 30, 2024, to be approximately $(0.10) compared to diluted earnings per share of $0.06 for the quarter ended June 30, 2023[1].

•	Adjusted EBITDA to be approximately $29.4 million for the quarter ended June 30, 2024, compared to Adjusted EBITDA of $182.5 million for the quarter ended June 30, 2023.

•	Cash and cash equivalents at June 30, 2024 to be approximately $770.3 million.

1 Based on 321.6 million weighted average shares outstanding as of June 30, 2024 and 151.3 million weighted average shares outstanding as of June 30, 2023.

Adjusted EBITDA is a non-GAAP financial measure and tables reconciling this non-GAAP financial measure to its closest respective GAAP financial measures are included in this press release.

Adam Aron, Chairman and CEO of AMC Entertainment, commented, “As we accurately predicted and previously disclosed, the prolonged actors and writers strikes of 2023 severely reduced the number of movies being released theatrically in the early months of 2024. This explains the weakness in our preliminary Q2 2024 results, as contrasted with the same quarter of a year ago. “

Aron importantly added, “But if looking only at the full quarter, the lay observer might easily miss the incredibly good news that transpired within the second quarter. Finally, moviegoing in theatres appears again to be on an upwards trajectory. AMC enjoyed a significant increase in our daily revenues in June of 2024 as compared to those of April and May of 2024. Indeed, the industry box office for June was only 1.4% less than that of April and May combined. This in turn led to a positive swing in our results for the month of June as compared to April and May. So far, the impressive box office performance has continued into July. And AMC continues to be confident that industry-wide movie revenues for the second half of 2024, and into 2025 and 2026 will continue to show increasing strength. This in turn suggests that AMC should enjoy increasing Adjusted EBITDA, if as and when overall industry revenues are climbing. Such improvements in revenues, earnings and Adjusted EBITDA are our current expectations going forward, all of which shine brightly on AMC’s future. “

AMC will report its full results for the second quarter ended June 30, 2024, after the market closes on Friday August 2, 2024.

The Company will host an earnings webcast accessible through the Investor Relations section of AMC’s website at investor.amctheatres.com/. During the webcast the company will take questions from both AMC Investor Connect members and equity research analysts. AMC investors can visit www.amctheatres.com/stockholders to sign up for membership in AMC Investor Connect and submit their written questions. The link to submit questions will be available from July 25, 2024 until August 1, 2024.

Investors and interested parties should go to the website (investor.amctheatres.com/) at least 15 minutes before the earnings webcast to register, and/or download and install any necessary audio software.

●	Date: Friday, August 2, 2024
●	Time: 4:00 PM CDT / 5:00 PM EDT

An archive of the webcast will be available on the Company’s website after the webcast for a limited time.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the quarter ended June 30, 2024. The preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimated cash and cash equivalents, as well as the box office outlook for the second, third and fourth quarters. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; availability of financing upon favorable terms or at all; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production and performance (including as a result of production delays to the release of movies caused by labor stoppages, including but not limited to the Writers Guild of America strike and the Screen Actors Guild-American Federation of Television and Radio Artists strike that occurred during 2023); general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of common stock; dilution of voting power through the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

Non-GAAP Reconciliations

A reconciliation of the Company’s net earnings (loss), the closest GAAP measure, to Adjusted EBITDA is presented in the following table:

	Reconciliation of Adjusted EBITDA
	Quarter Ended		Six Months Ended
	(Preliminary Estimates)		(Preliminary Estimates)
(Unaudited, in millions)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net earnings (loss)	$(32.8)	$8.6	$(196.3)	$(226.9)
Plus:
Income tax provision	0.7	0.4	2.5	2.3
Interest expense	99.0	102.6	200.2	203.7
Depreciation and amortization	78.8	96.8	160.4	190.4
Certain operating expenses (1)	1.0	(0.9)	1.5	0.2
Equity in earnings of non-consolidated entities	(1.0)	(0.8)	(4.7)	(2.2)
Cash distributions from non-consolidated entities (2)	1.6	1.7	2.9	1.7
Attributable EBITDA (3)	(0.7)	(0.3)	(0.1)	0.2
Investment expense (income) (4)	(6.1)	5.1	(11.2)	(8.4)
Other expense (income) (5)	(105.0)	(30.1)	(143.8)	12.7
Other non-cash rent benefit (6)	(10.7)	(9.0)	(22.4)	(18.6)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs (7)	0.1	0.6	—	0.8
Stock-based compensation expense (8)	4.5	7.8	8.8	33.7
Adjusted EBITDA	$29.4	$182.5	$(2.2)	$189.6

1)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

2)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

3)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

	Quarter Ended		Six Months Ended
	(Preliminary Estimates)		(Preliminary Estimates)
(Unaudited, in millions)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Equity in (earnings) of non-consolidated entities	$(1.0)	$(0.8)	$(4.7)	$(2.2)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(2.1)	(1.5)	(5.6)	(2.6)
Equity in (loss) of International theatre joint ventures	(1.1)	(0.7)	(0.9)	(0.4)
Income tax benefit	(0.1)	(0.1)	(0.1)	(0.2)
Investment expense	—	—	0.1	0.1
Interest expense	0.1	0.1	0.1	0.1
Depreciation and amortization	0.4	0.4	0.7	0.6
Attributable EBITDA	$(0.7)	$(0.3)	$(0.1)	$0.2

4)	Investment expense (income) during the quarter ended June 30, 2024 includes appreciation in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $(0.4) million, appreciation in estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(0.3) million and interest income of $(5.4) million.

Investment expense (income) during the six months ended June 30, 2024 includes deterioration in estimated fair value of our investment in common shares of Hycroft of $0.1 million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft of $0.2 million, and interest income of $(11.5) million.

5)	Other expense (income) during the quarter ended June 30, 2024 includes gross shareholder litigation settlement proceeds of $(19.1) million, foreign currency transaction gains of $(0.6) million and gains on debt extinguishment of $(85.3) million.

Other expense (income) during the six months ended June 30, 2024 includes gross shareholder litigation settlement proceeds of $(19.1) million, gains on debt extinguishment of $(91.1) million, a vendor dispute settlement of $(36.2) million and foreign currency transaction losses of $2.6 million.

6)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

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Source: AMC Entertainment Holdings